LETTER OF RESIGNATION

Date: 6th Oct 2025

From:
Name: Zhen Liao (Pearl)
Nationality: Canadian

To:
Board of Directors
Summit Networks Inc.

Please accept this letter as formal notification of my resignation from my position as Independent Director of Summit Networks Inc. due to the personal reason.

Sincerely,

____
Zhen Liao